Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Trial Date Set for Federal Action Against News America

LIVONIA, Mich., Sept. 8 /PRNewswire/ — Valassis (NYSE: VCI), one of the nation’s leading media and marketing services companies, announced that, on Thursday, Sept. 3, 2009, United States District Court Judge Arthur J. Tarnow formally scheduled Valassis’ federal trial against News America Incorporated (“News America”) for Feb. 2, 2010. Valassis originally filed the action in the United States District Court, Eastern District of Michigan on Jan. 18, 2006 alleging violations of the Sherman Act. Generally, the complaint alleges that News America has improperly leveraged and tied the purchase of its in-store promotion and advertising services to the purchase of space in its free-standing insert (FSI) and that News America has attempted to monopolize the FSI market. Judge Tarnow denied all motions for summary judgment and established the trial schedule.

“With a court date set, we are eager to move forward with the second of our three cases against News America to restore lost value to our shareholders and return to a fair and even playing field in the FSI marketplace,” said Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer.

As announced on July 23, 2009, a Wayne County Circuit Court jury awarded Valassis $300 million for compensatory damages in its first of three lawsuits against News America. News America was found liable for unfair competition and tortious interference. This award accumulates interest on a compounding basis beginning from March 9, 2007, the date the complaint was filed. The award is subject to the risks of post-trial motions, appeal and collection.

In addition to the Federal antitrust law claims, Valassis has a lawsuit pending against News America in the Supreme Court of the State of California for the County of Los Angeles raising claims under California’s Cartwright, Unfair Competition and Unfair Practices Acts. This case is not currently scheduled for trial. Under the relevant Federal and California laws, any compensatory damages awarded in either of the remaining cases will be automatically tripled by the respective court.

For more information regarding these lawsuits, see Valassis’ most recently filed Form 10-Q.

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its interactive offering – redplum.com – consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com or http://www.redplum.com.

Safe Harbor and Forward-Looking Statements

Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our debt documents; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; recent disruptions in the credit markets that make it difficult for companies to secure financing; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; we may be required to recognize additional impairment charges against goodwill and intangible assets in the future; the outcome of ADVO’s pending shareholder lawsuits; our current litigation with News America Incorporated may be costly and divert management’s attention; possible governmental regulation or litigation affecting aspects of our business; the credit and liquidity crisis in the financial markets could continue to affect our results of operations and financial condition; reductions of our credit rating may have an adverse impact on our business; counterparties to our secured credit facility and interest rate swaps may not be able to fulfill their obligations due to disruptions in the global credit markets; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

Mary Broaddus

Director, Investor Relations and Corporate Communications

734-591-7375

broaddusm@valassis.com